Exhibit 99.2

Engility and SAIC Merger Employee FAQs

What was announced on September 10, 2018?

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Science Applications International Corp. (SAIC) and Engility announced that they have entered into a definitive agreement under which SAIC will acquire Engility in an all-stock transaction valued at $2.5 billion, creating the second largest independent technology integrator in government services with $6.5 billion of pro-forma last twelve months’ revenue.

When will the merger be completed?

•	We anticipate completing the transaction in early 2019.

Who is SAIC?

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Science Applications International Corporation (SAIC) is a premier technology integrator in the technical, engineering, intelligence, and enterprise information technology markets. Learn more at www.saic.com.

Why did Engility agree to be acquired by SAIC?

•	SAIC presented us with a great opportunity to enhance our ability to deliver differentiated solutions and to be more competitive with scale.

•	After careful evaluation, we believe that together we are a stronger company and will be able to offer our customers a more comprehensive suite of capabilities and solutions.

•	The selection of Engility by SAIC, a premier government contractor in our space with strong brand recognition, is a testament to our team’s success.

•	Engility and SAIC are a great fit – our values are similar, they have strong customer relationships as we do, and our businesses are complementary.

Who will manage the combined companies?

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The combined company will retain the SAIC name and be based in Reston, Virginia. Following closing, Tony Moraco will continue as CEO. SAIC will expand its board to include two additional members of Engility’s Board of Directors.

What does this merger mean for me?

•	The vast majority of employees will not be impacted by this merger. Our existing customers and programs are not expected to change as a result of this transaction.

•	Between now and early 2019 when the transaction is expected to close, it’s business as usual. Our customers are relying on us and we are focused on providing excellent support for them.

What should I expect in the next few months?

•	We anticipate completing the transaction in early 2019. Until then, Engility and SAIC will operate as two separate entities and there will be no changes to leadership and reporting structures.

•	We will use this time prior to close to get to know SAIC, its leaders and the broader team.

engility.com

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As part of the transition process, we will look at the current organizational structures of both organizations to make sure the combined company will provide the right level of support to its customers.

•	Along the way, we pledge to keep you informed. We will announce any changes to organizational and reporting structures as soon as possible to minimize distractions and disruption.

•	After closing, we will become part of SAIC and build upon our combined expertise and experience to create a market-leading organization.

How do I interact with the employees of SAIC between now and transaction close?

•	Follow the guidance in the Conduct of Business Guidelines document posted on the Transition INSIGHT page (www.engility.com/transition).

•	If you are currently working on site or with SAIC employees, you can continue interacting with your counterparts in the normal course of business.

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Please do not initiate any new contacts with SAIC employees without first clearing it with Engility’s Integration Management Office (IMO) by sending an email to transition@engility.com. Urgent matters should be sent to Jon Brooks (jon.brooks@engility.com) with Engility’s Legal Department.

What do I say if I’m asked about the merger of Engility and SAIC?

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If your customers ask about the acquisition, we ask that you emphasize that it is business as usual at Engility. With respect to questions you may get from others outside the Company – such as investors, analysts, or the media – please note that Engility employees are not authorized to speak publicly or communicate externally about this announcement on the company’s behalf except for certain company executives. Please follow our company policy regarding external inquiries and direct all media, analyst and investor-related inquires to Scott.Fazekas@engility.com in Engility Media Relations.

Will employees who continue employment with SAIC retain current salaries and bonus plans?

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Until the end of 2019, Engility employees continuing employment with SAIC shall receive compensation that is no less favorable than that which they are currently receiving in base salary, target annual cash bonus opportunity and long-term incentive opportunities, as applicable.

Will there be changes to my benefits?

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All Engility benefits (medical, dental, vision, etc.) will remain the same through December 31, 2018. Employees will participate in Engility benefits open enrollment to elect benefits for 2019, which will be in effect through closing which we expect will be in early 2019.

•	Until the end of 2019, Engility employees continuing employment with SAIC shall receive employee benefits that are substantially comparable in the aggregate to those currently provided by the Company.

Will there be changes to my PTO and 401(k)?

•	All Engility PTO programs and 401(k) plans remain in effect through closing which we expect will be in early 2019.

•	Engility is partnering with SAIC in making important integration decisions, such as benefits. We are committed to providing you with updates as soon as those business decisions are made.

Will my years of service with Engility transition to SAIC?

•	This decision has not yet been made. We will provide you with an answer as soon as this decision has been made.

What will happen to the Engility vested and unvested stock that I have?

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On the day the transaction closes, your Engility stock will be converted to SAIC stock. Unvested stock will remain on the same vesting schedule. The terms of your grant agreements are unchanged, therefore your original vesting dates are unchanged.

Will I still be offered the ability to buy Engility stock during the Employee Stock Purchase Plan (ESPP) in October, which is before the acquisition is estimated to close?

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If you are currently participating in the ESPP, you will be offered the ability to purchase stock in October, however, you will not be able to increase your payroll contribution rate. Employees who are not currently participants in the ESPP are not eligible to become participants in the ESPP.

Will my work location change?

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Engility is partnering with SAIC in making important integration decisions, such as physical office locations. Those decisions have not been made yet, but we are committed to providing you with answers as soon as those business decisions are made.

Will my security clearance be affected?

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Security clearances are granted by the government, and sponsored by the program you support, so we expect no impact to your clearance due to the acquisition. JPAS will be updated and the government will be notified appropriately.

How will I receive updates between now and when the transaction closes?

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We will continue to update you via multiple communication channels as we move through the process. We encourage you to regularly check your Engility email for Transition @ Engility bulletins and visit the Transition INSIGHT page for the latest information.

Who do I contact with any questions or concerns?

•	If you have additional questions, please feel free to reach out to your manager or email transition@engility.com.

No Offer or Solicitation

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

In connection with the proposed acquisition of Engility, SAIC will file with the SEC a registration statement on Form S-4 to register the shares of SAIC common stock to be issued in connection with the merger. The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders of SAIC and Engility seeking their approval of the proposed transaction.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT SAIC, ENGILITY, AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from SAIC at its website, www.saic.com, or from Engility at its website, www.engility.com.

Participants in Solicitation

SAIC, Engility, and their respective directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies from the stockholders of SAIC and Engility in connection with the proposed transaction. Information about SAIC’s executive officers and directors is set forth in its Annual Report on Form 10-K, which was filed with the SEC on March 29, 2018 and its proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on April 25, 2018. Information about Engility’s executive officers and directors is set forth in its Annual Report on Form 10-K, which was filed with the SEC on March 2, 2018, and the proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on April 13, 2018. Investors may obtain more detailed information regarding the direct and indirect interests of SAIC, Engility, and their respective executive officers and directors in the transaction by reading the preliminary and definitive joint proxy statement/prospectus regarding the transaction, which will be filed with the SEC.

Forward-Looking Statements

Certain statements in this written communication contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995 that involves risks and uncertainties concerning the proposed transaction between SAIC and Engility, SAIC’s and Engility’s expected financial performance, and SAIC’s and Engility’s strategic and operational plans. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” and similar words or phrases. Forward-looking statements in this written communication include, among others, statements regarding benefits of the proposed acquisition (including anticipated future financial operating performance and results), estimates of future revenues, operating income, earnings, earnings per share, charges, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the forward-looking statements made in this written communication depending on a variety of factors, including: the possibility that the transaction will not close or that the closing may be delayed; the possibility that SAIC or Engility may be unable to obtain stockholder approval as required for the transaction or that the other conditions to the closing of the transaction may not be satisfied; the risk that Engility will not be integrated successfully into SAIC following the consummation of the acquisition and the risk that revenue opportunities, cost savings, synergies and other anticipated benefits from the merger may not be fully realized or may take longer to realize than expected, diversion of management’s attention from normal daily operations of the business and the challenges of managing larger and more widespread operations resulting from the acquisition, difficulties in entering markets in which we have previously had limited direct prior experience, the potential loss of customers and other business partners following announcement of the acquisition, our ability to obtain financing on anticipated terms, compliance with new bank financial and other covenants, assumption of the known and unknown liabilities of the acquired company, recordation of goodwill and nonamortizable intangible assets subject to regular impairment testing and potential impairment charges, incurrence of amortization expenses related to certain intangible assets, assumption that we will enjoy material future tax benefits acquired in connection with the acquisition, developments in the U.S. government defense and intelligence community budgets, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to attract, train and retain skilled employees, including our management team, and to retain and obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues, including in relation to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this written communication. You should be aware that new factors may emerge from time to time and it is not possible for us to identify all such factors, nor can we predict the impact of each such factor on the proposed transaction or the combined company. For further information concerning risks and uncertainties associated with our business, please refer to the filings on Form 10-K, 10-Q and 8-K that we or Engility make from time to time with the SEC, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our and Engility’s Annual Report on Form 10-K which may be viewed or obtained through the Investor Relations section of our web site at www.investors.saic.com or Engility’s web site at www.engility.com.

All information in this written communication is as of the date hereof. SAIC and Engility expressly disclaim any duty to update any forward-looking statement provided in this written communication to reflect subsequent events, actual results or changes in SAIC’s or Engility’s expectations. SAIC and Engility also disclaim any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.